SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) is August 11, 2005

YP CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-24217	85-0206668
(State or other jurisdiction of incorporation or jurisdiction)	(Commission File Number)	(IRS Employer Identification Number)

4840 E. Jasmine Street, Suite 105, Mesa, Arizona	85205
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (480) 654-9646

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors of Principal Officers; Election of directors; Appointment of Principal Officers.

On August 11, 2005, DeVal Johnson resigned as a director of YP Corp. citing the need to attend to the demands of his other business ventures. Mr. Johnson’s departure is not the result of any disagreement with the Company.

The Company also announced the appointment of Alistair Johnson-Clague as an independent director to replace Mr. Johnson. A copy of a press release announcing his appointment is attached as Exhibit 99.1.

Johnson-Clague, currently the President and Chief Executive Officer of Hard Dollar Corporation, brings to YP Corp. close to 30 years of experience working in the information technology industry. At Hard Dollar, Johnson-Clague’s team is the leading provider of integrated estimating and job control software for the construction management industry. Before joining Hard Dollar, Johnson-Clague was the President and General Manager of USinternetworking, Inc. where he led the Siebel Business Unit in application, consulting, engineering, partnering and marketing decisions. Prior to joining USinternetworking, he served as General Manager and Vice President of the Software and IBM division of Avnet, Inc. (NYSE:AVT), a Fortune 500 company specializing in the distribution of electronics, computers and software. Before Avnet, Johnson-Clague worked for 12 years at JBA Holdings Plc, the sixth largest ERP software firm in the world. He held numerous positions during his tenure at JBA, including President of JBA’s Computer and Software Solutions Divisions. In these roles, he was responsible for the overall direction of the divisions' financial earnings and business plans, customer services, engineering, marketing and human resources functions. Johnson-Clague earned a Bachelor of Arts degree in Business Administration from Napier University in Edinburgh, Scotland.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Item
99.1	Press Release titled “YP Corp. Appoints Alistair Johnson-Clague as Independent Director and Announces Departure of DeVal Johnson.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2005	YP CORP.

/s/Peter Bergmann
Peter Bergmann, Chairman and Chief Executive Officer